Exhibit 15.2

April 1, 2025

To: LightInTheBox Holding Co., Ltd. (the “Company”)

4 pandan crescent #03-03

Singapore (128475)

Dear Sirs or Madams:

We hereby consent to the reference of our name under the heading “Part I-Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations and Overseas Securities Offerings” in the Company’s annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/S/HAN KUN LAW OFFICES